Exhibit 99.1

For more information, please contact ABM’s Senior Vice
President & Chief Financial Officer, George B. Sundby,
at 415/733-4000 (or e-mail gsundby@abm.com).
                                       or
Tizz Weber, Otis Director of Communications,
at 860/676/6127 (or e-mail tizz.weber@otis.com).

ABM INDUSTRIES ANNOUNCES AGREEMENT
TO SELL AMTECH ELEVATOR SERVICES
TO OTIS ELEVATOR COMPANY

SAN FRANCISCO, July 9, 2003 – ABM Industries Incorporated (NYSE: ABM) has signed an agreement to sell substantially all of the operating assets of Amtech Elevator Services, a wholly owned subsidiary, to Otis Elevator Company. The sales price is approximately $112 million, payable in cash at the closing. The price is subject to certain adjustments and will result in an after-tax gain of approximately $1.00 per share, fully diluted. ABM expects to close the transaction in its quarter ending October 31, 2003.

     “Amtech Elevator Services has built an excellent operation run by dedicated employees,” said Henrik Slipsager, ABM’s President and Chief Executive Officer. “Otis is a first-rate company and we are confident that after the closing our customers will continue to receive the same excellent service that Amtech Elevator Services provides.”

“Amtech is a respected elevator company, with some of the most experienced and well trained employees in the industry,” said Ari Bousbib, President of Otis Elevator Company. “We’re looking forward to combining the strengths of our respective organizations for the benefit of Amtech Elevator’s customers, who will be offered the best technology and the highest standard of service.”

“This sale offers an exciting opportunity for ABM and its stockholders,” said Slipsager. “The proceeds from this sale will give us additional resources for the strategic expansion of our other businesses.”

The transaction is subject to customary conditions including the absence of material adverse developments in Amtech Elevator’s business and the receipt of regulatory approval.

Amtech Elevator generated pretax income for the year ended October 31, 2002 of $4.3 million (6.2% of ABM Industries consolidated pretax income) on revenue of $113.9 million (5.2 % of ABM Industries consolidated revenue).

ABM Industries Incorporated is one of the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2002 revenues in excess of $2.1 billion and more than 62,000 employees, ABM provides janitorial, parking, engineering, security, lighting, elevator, mechanical and network services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across North America. The ABM Family of Services includes ABM Janitorial, Ampco System Parking, ABM Engineering, American Commercial Security (ACSS), Amtech Lighting, Amtech Elevator, CommAir Mechanical and ABM Service Network.

Otis Elevator Company, a wholly owned subsidiary of United Technologies Corporation, is one of the world’s largest manufacturers and maintainers of people moving products, including elevators, escalators, shuttle systems and moving walkways. Headquartered in Farmington, Connecticut, USA, Otis employs more than 60,000 people, offers products and services in more than 200 countries and territories and maintains more than 1.35 million elevators and escalators worldwide.

SAFE HARBOR STATEMENT

     Cautionary Safe Harbor Disclosure for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical facts are forward-looking statements that are subject to meaningful risks and uncertainties, including but not limited to the failure to satisfy the closing conditions and complete the sale in a timely manner.

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